UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HEALTHSPRING

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, MAY 19, 2009
QUESTIONS AND ANSWERS
CORPORATE GOVERNANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2008 AND 2007
PROPOSAL 1 — ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS I NOMINEES
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
EXECUTIVE AND DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION

9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
(615) 291-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2009

Dear Stockholder:
     On Tuesday, May 19, 2009, HealthSpring, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at 9009 Carothers Parkway, Franklin, Tennessee. The meeting will begin at 10:00 a.m., local time.
     Only stockholders that owned our common stock at the close of business on March 23, 2009 are entitled to notice of and may vote at this meeting. A list of our stockholders will be available at our corporate headquarters at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee, during ordinary business hours for ten days prior to the annual meeting. At the meeting, we will consider the following proposals described in detail in the accompanying proxy statement:
1.	To elect three Class I directors nominated by the board of directors to serve three year terms or until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
     References to “HealthSpring,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HealthSpring, Inc. and its affiliates unless otherwise indicated.
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.
By Order of the Board of Directors,

J. Gentry Barden
Senior Vice President, General Counsel, and Secretary
Franklin, Tennessee
April 9, 2009

HEALTHSPRING, INC.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067

Proxy Statement for Annual Meeting of Stockholders
to be held on May 19, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON TUESDAY, MAY 19, 2009
              The Company’s Proxy Statement, form of Proxy Card, and 2008 Annual Report to Stockholders are available at http://ir.healthspring.com/proxy.cfm.

QUESTIONS AND ANSWERS

1.	Q:	WHEN WAS THIS PROXY STATEMENT MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:
This proxy statement was first mailed or made available to stockholders on or about April 9, 2009. Our 2008 Annual Report to Stockholders is being mailed or made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

2.	Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:
Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, the Company has elected to provide access to our proxy materials, including the annual report, over the Internet. Accordingly, we are sending to many of our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials instead of sending a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials on a website referenced in the notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice and in this proxy statement. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

3.	Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:
At the annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement: the election of three Class I directors nominated by the board of directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. In addition, following the formal business of the meeting, our management will provide a business overview and be available to respond to questions from our stockholders.

4.	Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:
Stockholders of record as of the close of business on March 23, 2009, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 9:30 a.m. local time.

5.	Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:
Only stockholders of record as of the close of business on March 23, 2009 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 57,463,345 shares of our common stock outstanding, held by approximately 188 holders of record. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

6.	Q:	WHO IS SOLICITING MY VOTE?

A:
This proxy solicitation is being made and paid for by HealthSpring. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. We will also request that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons. We will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.

7.	Q:	ON WHAT MAY I VOTE?

A:
You may vote on the election of three Class I directors nominated by our board of directors to serve three year terms on our board of directors. You may also vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

8.	Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:
The board unanimously recommends that you vote FOR each of the Class I director nominees and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009.

9.	Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:
We are not aware of any business to be considered at the 2009 annual meeting other than the matters described in this proxy statement. If any other business is presented at the annual meeting, your signed Proxy Card gives authority to Herbert A. Fritch, our Chairman and Chief Executive Officer, and J. Gentry Barden, our Senior Vice President, General Counsel, and Secretary, to vote on such matters at their discretion.

10.	Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:
You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet or by telephone. Although we offer four methods, we encourage you to vote through the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.investorvote.com/sna. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Secretary in writing, at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067; (ii) voting in person; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. For shares held in street name, refer to Question 11 below.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:
If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

12.	Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE PROPOSALS?

A:
Each of the Class I director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the three nominees receiving the greatest number of votes will be elected as Class I directors. To be approved, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy.

13.	Q:	WHAT CONSTITUTES A “QUORUM”?

A:
The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker nonvotes will be included in the calculation of the number of shares considered to be present at the meeting.

14.	Q:	WHAT IF I ABSTAIN FROM VOTING?

A:
If you attend the meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome. If you abstain from voting on the ratification of the appointment of the independent registered public accounting firm, your abstention will have the same legal effect as a vote against the ratification.

15.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:
If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company at 59 Maiden Lane, New York, NY 10038, (718) 921-8208. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under New York Stock Exchange (NYSE) rules, the proposal relating to the election of directors and the proposal relating to the ratification of the appointment of the independent registered public accounting firm are deemed to be routine matters and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

16.	Q:	WHAT IS A “BROKER NONVOTE”?

A:
Under the NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” The election of directors and the ratification of the appointment of the independent registered public accounting firm are deemed to be routine matters.

17.	Q:	WHAT IS THE EFFECT OF A BROKER NONVOTE?

A:
Broker nonvotes will be counted for the purpose of determining the presence of a quorum, but will not be counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter. A broker nonvote will not affect the outcome of Proposal 1 and will reduce the number of votes required for a majority for Proposal 2.

18.	Q:	WHO WILL COUNT THE VOTES?

	A:	One of our officers will count the votes and act as an inspector of election.

19.	Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:
If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. We will not be broadcasting our annual meeting telephonically or over the Internet.

20.	Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:
We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter ending June 30, 2009, that will be filed with the SEC. All reports we file with the SEC are available when filed. Please refer to Question 23 below.

21.	Q:	WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY STATEMENT FOR THE NEXT ANNUAL MEETING?

A:
Any stockholder proposal must be submitted in writing to J. Gentry Barden, Senior Vice President, General Counsel, and Secretary, HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, prior to the close of business on December 10, 2009, to be considered timely for inclusion in next year’s proxy statement. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

22.	Q:	WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A:
Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than one hundred twenty (120) nor more than one hundred fifty (150) days before the date of the anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the “Investor Relations – Corporate Governance” section of our website, www.healthspring.com.

23.	Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:
We will provide copies of this proxy statement or voting materials, and a copy of our 2008 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2008, without charge to any stockholder who makes a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at www.sec.gov or on the Investor Relations section of the Company’s website at www.healthspring.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

24.	Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, or by calling the Secretary at (615) 291-7000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

CORPORATE GOVERNANCE
              We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. We have adopted and implemented charters, policies, procedures, and controls that we believe promote and enhance corporate governance, accountability, and responsibility, and a culture of honesty and integrity. Our corporate governance guidelines, code of business conduct and ethics, and various other governance related policies and board committee charters are available on the Investor Relations section of our website at www.healthspring.com under “Corporate Governance” and are available in print free of charge upon written request to the Company’s Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.
Board Independence and Operations
              We currently have eight board members, five of whom are “independent” under applicable standards. Our board of directors consults with the Company’s legal counsel to ensure that the board members’ independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in the listing standards of the NYSE. To assist in the board members’ independence determinations, each director completes, on an annual basis, materials designed to identify any relationships that could affect the director’s independence. The board has determined that each of Messrs. Bruce M. Fried, Robert Z. Hensley, Russell K. Mayerfeld, Joseph P. Nolan, and Martin S. Rash is an “independent director” consistent with the objective standards of applicable laws and regulations, and that such persons do not otherwise have any relationship (either directly or indirectly as a partner, stockholder, or officer of an organization that has a material relationship with us) that, in the opinion of the board of directors, would impair his independence. The board has not established categorical standards or guidelines by which to analyze the subjective aspects of these determinations, but considers all relevant facts and circumstances known to the board.
              As further described in our corporate governance guidelines, the board has created the position of presiding director whose primary responsibility is to preside over executive sessions of the non-management directors. The presiding director also performs such other duties as the board may from time to time delegate to him to assist the board in the fulfillment of its responsibilities. Currently, Mr. Mayerfeld, in his capacity as chair of the nominating and corporate governance committee, is the presiding director and he will continue serving in this position unless and until a successor presiding director has been appointed in compliance with our corporate governance guidelines.
              The board of directors and its committees meet periodically during the year as appropriate. No director attended fewer than 75% of the 2008 meetings of the board of directors and its committees on which such director served. The board of directors is generally responsible for establishing our corporate policies and reviewing and assessing our corporate objectives and strategies and other major transactions and capital commitments. During 2008, the board of directors met ten times.
Board Committee Composition
              We have three standing committees of our board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. The audit committee consists of three persons, none of whom is employed by us and each of whom is “independent” as defined under the independence requirements of the NYSE and the SEC applicable to audit committee members. In addition, the board has determined that Mr. Hensley, the chairman of our audit committee, is an “audit committee financial expert” within the meaning of the applicable SEC regulations and that each member of the audit committee has the accounting and financial expertise required by the NYSE’s listing standards. Mr. Hensley also serves on the audit committees of three other publicly registered companies in addition to HealthSpring. The Board has determined that such simultaneous service does not impair Mr. Hensley’s ability to serve on our audit committee. The compensation committee and nominating and corporate governance committee consist of three and four persons, respectively, none of whom is employed by us and each of whom is “independent” as defined under the rules of the NYSE. Each of our committees operates under a charter adopted by our board of directors. It is the policy of the board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.
              The composition of our board committees as of the date of this proxy statement is set forth below:

Nominating and
Name of Director	Audit	Compensation	Corporate Governance

Bruce M. Fried	Member		Member
Robert Z. Hensley	Chair	Member
Russell K. Mayerfeld	Member		Chair
Joseph P. Nolan		Member	Member
Martin S. Rash		Chair	Member
              Audit Committee.   The audit committee met seven times in 2008. The audit committee is responsible for, among other matters:
•	selecting the Company’s independent registered public accounting firm;

•	pre-approving all audit and permitted non-audit services to be performed by such firm;

•	approving the overall scope of the audit;

•
assisting the board of directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the independent registered public accounting firm;

•	monitoring the performance of our internal audit function;

•	meeting to review and discuss the annual and quarterly financial statements and reports with management and the independent registered public accounting firm;

•	reviewing and discussing each earnings press release, as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	monitoring our legal and regulatory compliance policies and reviewing reports of our chief compliance officer;

•	overseeing policies with respect to risk assessment and risk management;

•	meeting separately and periodically with management, internal auditors, and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response; and

•	reviewing and approving certain related party transactions.
              Compensation Committee.   The compensation committee met seven times in 2008. The compensation committee is responsible for, among other matters:
•	reviewing employee compensation philosophies, policies, plans, and programs;

•	reviewing and overseeing the evaluation of executive officer performance and other related matters;

•	reviewing and approving the actual compensation of each of our executive officers;

•	reviewing and approving employment contracts and other similar arrangements with our officers;

•	administering our equity incentive plans and other incentive compensation plans or arrangements; and

•	recommending the “Compensation Discussion and Analysis” to the board of directors for inclusion in the proxy statement and incorporation by reference in the Annual Report on Form 10-K.
The full board is responsible for reviewing and approving non-employee director compensation. Additional information regarding the process undertaken by the compensation committee in the determination of executive compensation and its other functions is included under “Executive and Director Compensation – Compensation Discussion and Analysis.”
              Nominating and Corporate Governance Committee.   The nominating and corporate governance committee met four times in 2008. The nominating and corporate governance committee is responsible for, among other matters:
•	evaluating the composition, size, and governance of our board of directors and its standing committees;

•	making recommendations regarding future planning and the appointment of directors to our standing committees;

•	evaluating and recommending candidates for election to our board of directors, including those candidates properly presented by our stockholders;

•	overseeing the performance and self-evaluation process of our board of directors and its standing committees;

•	reviewing management succession plans;

•	reviewing and monitoring compliance with our code of business conduct and ethics and our corporate governance guidelines; and

•	reviewing and developing our corporate governance policies and providing recommendations to the board of directors regarding possible changes.
Selection of Board Nominees and Director Qualifications
              The nominating and corporate governance committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders, members of management, and other persons. A stockholder who desires for the nominating and corporate governance committee to consider a nomination for director must comply with the notice, timing, and other requirements in the Company’s bylaws. Each nomination submitted by a stockholder must include the name and address of the nominee and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. It is the policy of the Company that all nominees be evaluated in the same manner.
              The nominating and corporate governance committee reviews the qualifications of potential director candidates in accordance with the committee’s charter and our corporate governance guidelines. The committee’s consideration of a candidate as a director includes an assessment of the individual’s understanding of the Company’s business, the individual’s professional and educational background, skills, and abilities and potential time commitment, and whether such characteristics are consistent with our corporate governance guidelines and other criteria established by the nominating and corporate governance committee from time to time. To make an effective contribution to the Company, a director must possess experience in one or more of the following:
•	business or management for complex and large consolidated companies or institutions;

•	accounting or finance for complex and large consolidated companies or institutions;

•	leadership, strategic planning, or crisis response for complex and large consolidated companies or institutions;

•	the healthcare industry, generally;

•	the managed care or Medicare industries, in particular; or

•	other significant and relevant areas deemed by the nominating and corporate governance committee to be valuable to the Company.
              The nominating and corporate governance committee will consider a candidate’s qualifications, background, skills, and abilities, and whether such characteristics fulfill the needs of the Company and the board at that time. The committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for board membership. If the nominating and corporate governance committee determines that the candidate is suitable and meets the criteria for board membership, the candidate will be invited to meet with the senior management of the Company and other members of the board of directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis to provide input to the nominating and corporate governance committee regarding the candidate. On the basis of its assessment, and taking into consideration input from other board members and senior management, the nominating and corporate governance committee will formally consider whether to recommend the candidate’s nomination for election to the board of directors.
              It is our policy that each director should take reasonable steps to keep informed on corporate governance “best practices” and their application in the managed care and Medicare environments. In addition, prior to accepting re-nomination, each director is required to evaluate himself or herself as to whether he or she satisfies the criteria described above. The board intends to monitor the mix of skills and experience of its directors in order to ensure that the board has the necessary tools to perform its oversight functions effectively. The nominating and corporate governance committee may also adopt such procedures and criteria not inconsistent with our corporate governance guidelines as it considers advisable for the assessment of director candidates.
Code of Business Conduct and Ethics
              The Company has a code of business conduct and ethics that complies with the NYSE listing standards and is applicable to all directors, officers, and employees of the Company. The code of business conduct and ethics is available on the Investor Relations, “Corporate Governance” section of the Company’s website at www.healthspring.com. The Company intends to post amendments to or waivers, if any, from its code of business conduct and ethics (to the extent applicable to the Company’s directors or its chief executive officer, principal financial officer, or principal accounting officer) at this location on its website.

Corporate Governance Guidelines
              The Company has adopted corporate governance guidelines that we believe reflect the board’s commitment to a system of governance that enhances corporate responsibility and accountability. The corporate governance guidelines are available on the Investor Relations, “Corporate Governance” section of the Company’s website at www.healthspring.com.
Policy Regarding Communications with the Board of Directors
              Stockholders and any other interested party may communicate with any of the Company’s directors, including the chair of any of the board committees, the presiding director, or the non-management directors as a group by writing to them c/o HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. The Secretary or, if applicable, the Company’s compliance officer will review all such communications and direct appropriate communications to the appropriate director.
Policy Regarding Director Attendance at Annual Meetings of Stockholders
              We have adopted a policy, that is included within our corporate governance guidelines, stating that directors are strongly encouraged to attend HealthSpring’s annual meetings of stockholders. Six of our eight directors attended the 2008 annual meeting of stockholders.
Executive Sessions
              We have adopted a policy, that is included within our corporate governance guidelines, that the directors periodically meet in executive session and that our “non-management” directors meet at least once a year in an executive session including only such non-management directors. The sessions are typically scheduled and chaired by the presiding director.
Compensation Committee Interlocks and Insider Participation
              The compensation committee of the board of directors is currently composed of Martin S. Rash (Chair), Robert Z. Hensley, and Joseph P. Nolan. None of these persons has at any time been an officer or employee of HealthSpring or any of its subsidiaries. Sharad Mansukani served on the compensation committee until his appointment as Executive Vice President – Chief Strategy Officer of the Company effective November 1, 2008. There are no other relationships among HealthSpring’s executive officers, members of the compensation committee, or entities whose executives serve on the compensation committee that require disclosure under applicable SEC regulations.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
              Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC, the NYSE, and us. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2008 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers, and greater than ten-percent beneficial owners for 2008.

AUDIT COMMITTEE REPORT
              The audit committee consists of three independent, non-employee directors and operates under a written charter, adopted by the board of directors, which is posted on the Investor Relations section of the Company’s website with certain of our other governance documents at www.healthspring.com.
              The primary purposes of the audit committee are to assist the board of directors in fulfilling its responsibility to oversee (i) the integrity of the financial statements of HealthSpring; (ii) HealthSpring’s compliance with legal and regulatory requirements; (iii) the independent registered public accountants’ qualifications, independence, and performance; and (iv) the performance of HealthSpring’s internal audit function. The audit committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants. The audit committee also oversees and monitors the Company’s compliance with legal and regulatory matters. The independent registered public accountants and the Company’s internal auditors and Chief Compliance Officer report directly to the audit committee and meet with the audit committee regularly, including at formal audit committee meetings with and without management of the Company present.
              Management of the Company has the primary responsibility for the preparation of the financial statements. Management is also responsible for maintaining adequate internal control over financial reporting and disclosure procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the financial statements and for auditing the effectiveness of our internal control over financial reporting.
              In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements for 2008 and the Company’s internal accounting controls and the overall quality of the Company’s financial reporting with management, the internal auditors, and the independent registered public accountants. At the conclusion of the process, management also provided the audit committee with, and the audit committee reviewed, a draft report on the effectiveness of the Company’s internal control over financial reporting. The Company’s management represented to the audit committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee discussed with HealthSpring’s management the critical accounting policies applied by the Company in the preparation of its financial statements. The audit committee also discussed with the Company’s management the process for reviewing and supporting certifications by the Chief Executive Officer and the Chief Financial Officer.
              The audit committee discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU section 380). In addition, the audit committee received from the independent registered public accountants the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements and discussed with them their independence from HealthSpring and its management. The audit committee also confirmed that the independent registered public accountants’ did not provide non-audit services to HealthSpring during 2008.
              The Audit Committee also reviewed the following, all of which are included in our Annual Report on Form 10-K for the year ended December 31, 2008: Management’s Report on Internal Control over Financial Reporting; KPMG LLP’s Report of Independent Registered Public Accounting Firm; and KPMG LLP’s Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.
              In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements in HealthSpring’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.
Robert Z. Hensley (Chair)
Bruce M. Fried
Russell K. Mayerfeld
The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by HealthSpring under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be “filed” under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
              The audit committee has proposed KPMG LLP, who conducted our audit for 2008, to be our independent registered public accounting firm for 2009 (see Proposal 2). Representatives of KPMG LLP will attend our annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to your questions.
FEES BILLED TO THE COMPANY BY KPMG LLP DURING 2008 AND 2007
              Audit Fees.   The aggregate audit fees and out-of-pocket expenses billed by KPMG LLP relating to the 2008 integrated audit and quarterly reviews totaled $1,660,900. The comparable total for 2007 was $1,500,000. Audit fees include fees related to professional services rendered by KPMG LLP in connection with the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements, fees for audit services in connection with statutory and regulatory filings of our HMO and regulated insurance subsidiaries, and the audit of our internal control over financial reporting.
              Audit-Related Fees.   Audit-related fees billed by KPMG LLP for products or services in 2008 totalled $5,000. There were no fees billed by KPMG LLP for such services in 2007.
              Tax Fees.   There were no fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice, or tax planning for 2008 or 2007.
              All Other Fees.   There were no fees paid by us to KPMG LLP for other products or services in 2008 or 2007.
              The audit committee charter requires, among other things, the audit committee to pre-approve all audit and non-audit services (subject to permitted de minimis exceptions) to be performed for the Company by its independent registered public accounting firm, including the fees and terms thereof. If a request for these services is made between audit committee meetings, the audit committee has delegated the authority to the chairman of the audit committee to approve such services and, in his absence or unavailability, to such other available audit committee member. Any decisions between meetings to pre-approve any services are confirmed by the audit committee at its next scheduled meeting. All services performed for the Company by KPMG LLP in 2008 were pre-approved by the audit committee or otherwise in accordance with the procedures described above.

PROPOSAL 1 — ELECTION OF DIRECTORS
              The current board of directors of HealthSpring consists of eight directors. Our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. The terms of the Class I directors expire in 2009 and, accordingly, we have nominated three Class I directors for election at the annual meeting. Upon the recommendation of our nominating and corporate governance committee, our board of directors recommends that the nominees listed below be elected as Class I members of the board of directors at the annual meeting. Each of our nominees is currently serving as a Class I director.
              Each of the nominees, if elected, will serve a three year term as a Class I director until the annual meeting of stockholders in 2012 or until his respective successor is duly elected and qualified. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a Class I director if elected.
              Information concerning the nominees proposed by the board of directors for election, and our directors whose terms do not expire at the meeting, is set forth below.
Class I Director Nominees (Standing for Election at the Annual Meeting)
Bruce M. Fried, Age 59
Director Since 2006
              Bruce M. Fried has served as one of the Company’s directors since June 2006. Mr. Fried has been a partner at the law firm of Sonnenschein Nath & Rosenthal LLP in their Washington, D.C. office since January 2003. From 1998 to January 2003, Mr. Fried was a partner at the law firm of Shaw Pittman LLP. Prior to returning to private law practice, Mr. Fried served in various capacities for the federal agency formerly known as the Health Care Finance Administration, or HCFA, now known as the Centers for Medicare and Medicaid Services, or CMS, including as director of HCFA’s Office of Managed Care. Mr. Fried counsels and represents health plans, physician organizations, hospital groups, and other healthcare organizations with regard to Medicare, Medicaid, HIPAA, and other federal healthcare programs and policies. Mr. Fried is the general counsel to the Health Technology Center. He also serves as a director of Fidelis SeniorCare, Inc. and as a director of other civic and charitable organizations. Mr. Fried holds a J.D. from the University of Florida College of Law and a B.A. from the University of Florida.
Herbert A. Fritch, Age 58
Director Since 2005
              Herbert A. Fritch has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company and its predecessor, NewQuest, LLC, since the commencement of operations in September 2000. He also served as our President from commencement of operations until October 2008. Beginning his career in 1973 as an actuary, Mr. Fritch has over 30 years of experience in the managed healthcare business. Prior to founding NewQuest, LLC, Mr. Fritch founded and served as president of North American Medical Management, Inc., or NAMM, an independent physician association management company, from 1991 to 1999. NAMM was acquired by PhyCor, Inc., a physician practice management company, in 1995. Mr. Fritch also served as vice president of managed care for PhyCor following PhyCor’s acquisition of NAMM. Prior to founding NAMM, Mr. Fritch served as a regional vice president for Partners National Healthplans from 1988 to 1991, where he was responsible for the oversight of seven HMOs in the southern region. Mr. Fritch holds a B.A. in Mathematics from Carleton College. Mr. Fritch is a fellow of the Society of Actuaries and a member of the Academy of Actuaries.
Joseph P. Nolan, Age 44
Director Since 2004
              Joseph P. Nolan has served as one of the Company’s directors since November 2004. Mr. Nolan joined GTCR Golder Rauner, LLC, or GTCR, which was the majority investor in our 2005 recapitalization transaction, in 1994 and became a principal in 1996. Mr. Nolan is currently the Head of the Healthcare Services Group of GTCR and a member of the firm’s administrative and investment committees. Mr. Nolan was previously on the board of Province Healthcare Company, an operator of non-urban acute care hospitals, and currently serves as a director of several private GTCR portfolio companies including Capella Healthcare, an operator of acute care hospitals, and APS Healthcare, a provider of disease management and behavioral services. Mr. Nolan holds an M.B.A. from the University of Chicago and a B.S. in Accountancy from the University of Illinois.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS I NOMINEES.

Class II Directors (Terms Expire in 2010)
Benjamin Leon, Jr., Age 64
Director Since 2007
              Benjamin Leon, Jr. has served as one of the Company’s directors since October 2007. Mr. Leon’s appointment to the board was negotiated as a condition under the Stock Purchase Agreement, dated August 9, 2007, entered into by and among a wholly-owned subsidiary of the Company, Leon Medical Centers Health Plans, Inc. (“LMC Health Plans”), and the stockholders of LMC Health Plans, pursuant to which the Company acquired all of the outstanding capital stock of LMC Health Plans. Mr. Leon has over 40 years of experience in the managed healthcare business. From 2002 until its acquisition by the Company in October 2007, Mr. Leon was the chairman and chief executive officer of LMC Health Plans. Since its founding in 1996, Mr. Leon has also served as chairman and, until 2008, as chief executive officer of Leon Medical Centers, Inc., which currently operates five Medicare-only medical centers in Miami-Dade County, Florida and is the exclusive medical center provider for LMC Health Plans.
Dr. Sharad Mansukani, Age 39
Director Since 2007
              Dr. Sharad Mansukani has served as one of the company’s directors since June 2007 and has served as the company’s Executive Vice President — Chief Strategy Officer since November 2008. Dr. Mansukani also serves as a senior advisor of Texas Pacific Group, a private equity investment firm (“TPG”), and serves on the faculties at University of Pennsylvania and Temple University schools of medicine. Dr. Mansukani previously served as senior advisor to the administrator of CMS from 2003 to 2005, and as senior vice president and chief medical officer of Health Partners, a non-profit Medicaid and Medicare health plan owned at the time by certain Philadelphia-area hospitals, from 1999 to 2003. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of Business. Dr. Mansukani serves as a director of IASIS Healthcare, LLC, an owner and operator of acute care hospitals, Moksha8 Pharmaceuticals, Inc., a pharmaceutical company specializing in emerging markets, and Surgical Care Affiliates, an operator of ambulatory surgery centers, all of which are TPG portfolio companies.
Martin S. Rash, Age 54
Director Since 2005
              Martin S. Rash has served as one of the Company’s directors since March 2005. Since 2008, Mr. Rash has served as chairman of American Pathology Partners, Inc., a provider of lab testing services. From December 1996 until its acquisition by LifePoint Hospitals, Inc. in 2005, Mr. Rash served as chief executive officer and a director of Province Healthcare Company. Mr. Rash also served as chairman of the board of directors of Province from May 1998 until its acquisition and had served as a director since February 1996. He served as chief executive officer and director of its predecessor, Principal Hospital Company, from February 1996 to December 1996 and as chief operating officer of Community Health Systems from 1994 to 1996. Mr. Rash holds an M.B.A. and a B.S. in Accounting from Middle Tennessee State University.

Class III Directors (Terms Expire in 2011)
Robert Z. Hensley, Age 51
Director Since 2006
              Robert Z. Hensley has served as one of the Company’s directors since the Company’s initial public offering in February 2006. Since June 2008, Mr. Hensley has served as a senior advisor to the healthcare and transaction advisory services groups of Alvarez and Marsal, LLC, a professional services company. From July 2002 to September 2003, Mr. Hensley was an audit partner at Ernst & Young LLP in Nashville, Tennessee. He served as an audit partner at Arthur Andersen LLP in Nashville, Tennessee from 1990 to 2002, and he was the office managing partner of the Nashville, Tennessee office of Arthur Andersen LLP from 1997 to July 2002. Mr. Hensley is the founder and an owner of two real estate and rental property development companies, each of which is located in Destin, Florida. He also serves as a director of Advocat, Inc., a provider of long-term care services to nursing home patients and residents of assisted living facilities, COMSYS IT Partners, Inc., an information technology services company, and Spheris, Inc., a provider of medical transcription technology and services. Mr. Hensley also serves on the board of GTCR portfolio company Capella Healthcare, a private company and an operator of acute care hospitals. Mr. Hensley holds a Master of Accountancy degree and a B.S. in Accounting from the University of Tennessee. Mr. Hensley is a certified public accountant.
Russell K. Mayerfeld, Age 55
Director Since 2006
              Russell K. Mayerfeld has served as one of the Company’s directors since February 2006. Mr. Mayerfeld has served as the managing member of Excelsus LLC, an advisory services firm, since 2004. Mr. Mayerfeld was managing director, investment banking, of UBS LLC and its predecessors from May 1997 to April 2003, and managing director, investment banking, of Dean Witter Reynolds Inc. from 1988 to 1997. Mr. Mayerfeld also serves on the boards of several private companies. Mr. Mayerfeld holds an M.B.A. from Harvard University and a B.S. in Accountancy from the University of Illinois.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
              The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2008 are described above under “Audit Committee Report” and “Fees Billed to the Company by KPMG LLP During 2008 and 2007.”
              Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.
              Ratification of the appointment of KPMG LLP requires an affirmative vote from a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting. If the Company’s shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace KPMG LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
              THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2009.
OTHER MATTERS
              We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the board of directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Overview of Executive Compensation Program
              Compensation Philosophy
              The core philosophy of our compensation program is to focus executives on increasing stockholder value by making a substantial portion of each executive officer’s potential compensation, both short- and long-term, contingent upon the Company’s financial performance. Accordingly, the most significant components of our compensation program, in terms of the financial value we provide to executives, are equity- and performance-based. Our compensation philosophy also allows for flexibility in establishing compensation based on an evaluation of other relevant information presented and recommended by management that is not necessarily related to Company financial performance, including the subjective and objective considerations described below under “—Compensation Process and Administration.” This flexibility allows us to ensure that our compensation programs are competitive within our marketplaces, consistent in terms of internal pay equity at the Company, and appropriately reflect the unique contributions of our executives.
              Compensation Objectives
              We believe our compensation philosophy supports our three primary compensation objectives:
•	To attract and retain superior executive talent;

•	To reward our executives based on Company and individual performance; and

•	To align executives’ economic incentives with those of our stockholders.
              Each component of our executive compensation program is designed to simultaneously fulfill one or more of these objectives. With these objectives in mind, our executive compensation programs consist primarily of three components:
•	Base salaries, reviewed annually;

•	Annual, primarily cash-based, performance bonuses; and

•	Equity-based awards (stock options and restricted shares), subject to vesting over a period of several years.
              Compensation Benchmarks, Mix, and Program Design
              The compensation committee designed our basic compensation programs in 2008 (as it did in 2007), including our compensation “benchmarks” and the allocation of the various elements, or “compensation mix,” with the assistance of Hay Group, an independent compensation consultant engaged by the compensation committee. Hay Group was selected by the compensation committee shortly after our IPO in 2006 because, in part, of its national reputation as a high quality compensation consulting firm. With the assistance of Hay Group, the compensation committee established our general pay positioning policies, or benchmarks, as follows:
•	In order to be market-competitive, base salaries were generally targeted near the median (50th percentile) salary levels of a self-constructed peer group; and

•
In order to allow for above-average compensation for above-average performance, total potential compensation opportunities were targeted between the 50th percentile and the 75th percentile of our peer group.

              We do not, however, rigidly adhere to these benchmarks or any other formulas. These benchmarks and the related results of peer group compensation studies have been used by the compensation committee primarily as baseline references. Executives may be compensated below or above these benchmarks based on the other factors described under “—Compensation Process and Administration,” which we do not believe are captured in the peer surveys. For example, the compensation committee may determine to adjust the base salary above the peer group median if it is determined that an executive’s value is above “market” based on one or more of these factors or as a result of a negotiation to hire or retain the executive.
              For similar reasons, with respect to compensation mix we do not adhere strictly to pre-set formulas in allocating among the three primary components of executive compensation. As a general matter, however, we believe approximately 50% to 75% of an executive’s targeted total potential compensation, typically increasing in percentage with increasing authority and responsibility, should be performance- and equity-based, with the equity component comprising a relatively high amount of the total potential compensation at the highest levels of management. We believe our emphasis on equity (primarily options for the most senior executives) focuses our executives, particularly those whose actions can have a direct impact on our stock price, on contributing to our long-term performance and increasing our share price over time. We believe approximately 20% to 25% of the executive’s targeted potential total compensation being allocated to short-term cash performance bonus opportunities is also appropriate, reflecting our desire to reward and encourage the achievement of short-term business objectives and performance, which should also benefit our stockholders.
              Initial base salaries and target cash bonus opportunities as a percentage of base salary are generally set forth in an executive’s employment agreement or offer letter and are subject to increase at the compensation committee’s discretion. The Company’s performance goals have historically been based on earnings targets on a Company-wide basis, generally determined with reference to, and reflecting a sliding scale banded around, our budget and financial guidance communicated to our investors. The executive officers’ cash bonus targets in 2008 and 2007 were based primarily on earnings per share goals.
              We approve “target” performance goals as early as practicable each year. The goals are typically as recommended by our chief executive officer and chief financial officer, and are intended to be both reasonable and attainable based on our estimate of our financial performance for the coming year. In setting the annual performance goals under our bonus plan, we believe it is important to try to maintain consistency year-over-year in the level of difficulty in achieving the bonus plan targets. As the many variables that ultimately determine our financial performance are subject to numerous risks and uncertainties, however, our actual performance, and corresponding payouts under our bonus plan, may be subject to a wide range of outcomes. Additionally, the compensation committee has the authority to grant subjective bonuses. Notwithstanding achievement of company-wide targets, the compensation committee may also exercise its discretion to adjust payouts downward when it deems appropriate. Although we do not presently have any formal policies or practices that provide for the recovery of amounts previously paid to an executive officer in the event the operating results on which the payment was based were restated or otherwise adjusted downward, in such event we reserve the right to seek all recoveries available under the law.
              Long-Term Equity Incentives. Our equity incentive program is designed to both reward our executives for past performance and retain our executives by giving them a vested interest in our future success and, accordingly, to focus our executives on long-term performance and share value. Long-term equity incentives hold executives accountable for decisions that may have a long-term impact, and thus, we believe, focus executives on implications of their decisions over an extended time frame. We also believe equity incentives are necessary to be competitive in our recruitment and retention efforts.
              Stock options are the primary vehicle for long-term compensation to our executive officers. We believe that options appropriately motivate executives to improve stockholder value over an extended time horizon. In periods of rising stock prices, stock options also contribute to the competitiveness of our compensation packages and serve an important retention function. The compensation committee believes that long-term stock-based incentive compensation for our named executive officers should provide only limited value in the event that our stock price fails to increase over time. We believe the utilization of stock options as our primary equity compensation vehicle fulfills these objectives.
              In 2008 we initiated an annual equity award program for executives and senior management whereby, in addition to the award of stock options, a limited portion (typically 50% or less) of the annual equity awards for executive officers, other than our chief executive officer, chief financial officer, and chief operating officer, may be in the form of restricted shares. As our chief executive officer, chief financial officer, and president and chief operating officer are the most likely officers to be in a position to impact our stock price, both positively and negatively, we believe it more effectively promotes our philosophy of aligning such executives’ interests with increasing stockholder value to continue to rely, primarily if not exclusively, on options for these officers. For our other executive officers, we determined that up to a certain percentage (in 2008, 25%; in 2009, 40%) of the value of the annual equity award should be in the form of restricted shares. We believe that providing a portion of the equity award as “full value” restricted shares will add to the perceived value, as a whole, of the annual equity award to this tier of executives and we evaluate the retention value of the equity award in the event our stock price declines. These executives still rely primarily on option awards, however, for the majority of their long-term incentive value.
              Annual equity awards to executive officers are determined by reference to a targeted dollar amount. The targeted dollar amount is converted into a fixed amount of options or restricted shares by dividing the targeted dollar amount by a notional reference price (determined, in 2008 and 2009, based on a formula that attempts to normalize the prior year-end’s stock price by averaging the last 10 trading days and the first 10 trading days of each year). For purposes of determining the number of options to be awarded, a ratio of options to each whole share resulting from the initial calculation is utilized (in 2008 and 2009, three-for-one). The compensation committee determines the targeted dollar amount on a discretionary basis, by general reference to Hay Group median recommendations, and in most cases the compensation committee aligns targeted long-term incentive values based on organizational seniority and pay grades. The compensation committee also takes into account, among other factors, the recommendations of the chief executive officer, our target compensation benchmarks, and the estimated annual financial accounting compensation expense associated with the equity program. Prior equity grants and current equity holdings (including the fact that certain executive officers are significant stockholders) may also influence the annual grant for a given executive.
              Historically, vesting restrictions with respect to equity awards to our executive officers have been based solely on continued service, not performance measures. The values of stock options, by their nature, are contingent upon the performance of the Company’s stock price. Additionally, time-based vesting of both options and restricted shares provides economic benefit only to the extent the executive maintains employment with the Company over the vesting period. Multi-year vesting of these awards requires both long-term performance and stock price appreciation in order to realize significant value from these awards. Options and restricted shares awarded by the Company have generally been subject to vesting over four years. Additionally, substantially all outstanding options under the Company’s equity plans provide for “double trigger” accelerated vesting upon a change in control, with the vesting of these options contingent on the actual or constructive termination of the employee within twelve months following a change in control. In determining to provide double trigger vesting, we considered that “automatic” acceleration provisions may serve as a deterrent to potential acquirers in light of the additional equity compensation likely required in order to retain management. On the other hand, the absence of any accelerated vesting provision could be perceived as a competitive disadvantage in our recruiting and retention efforts, as employees often consider the opportunity to realize significant equity returns in a change of control transaction as a critical element of compensation. Additionally, the absence of an accelerated vesting provision could impact an employee’s willingness to work through a merger transaction that could be beneficial to our stockholders.
              To the extent practicable, it is our policy that the annual executive officer equity awards be approved at a compensation committee meeting early in the calendar year after year-end results are available. We generally intend to make these awards effective as of the third trading day following the date of the public release of the Company’s earnings for the prior year. With respect to new hires, promotions, or other ad hoc awards, the policy is for equity awards to be effective as of the third trading day following the date of the public release of the Company’s earnings for the prior year or quarter end, as applicable, that follows the compensation committee meeting in which the award was approved. This policy applies to awards to all employees, not just our executive officers. Notwithstanding the foregoing, the compensation committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company based on the recommendation of our chief executive officer. In the event of an exception to these policies, the compensation committee will generally avoid making grants at such times when senior management may be in possession of favorable material non-public information, to the extent practicable, and will, in any event, consider the potential impact of such non-public information on our share price when determining the amount of the grant. It is our policy and a requirement of the 2006 Plan that option awards be granted with an exercise price at least equal to the closing price of our common stock on the effective date of grant.
              Compensation Process and Administration
              The compensation committee reviews the Company’s compensation policies on an annual basis in relation to the objectives of our compensation program and our overall compensation philosophies. The compensation committee conducts this review as early as practicable each year as part of its approval of bonuses for the prior year and incentives for the current year. The compensation committee reviews “tally” sheets (prepared by management) quantifying all aspects, current or contingent (including change in control payments), of executive compensation. The information provided by these tally sheets is used by the compensation committee primarily to confirm that executives are compensated, as a whole, in a manner generally consistent with the design and objectives of our compensation programs. The information provided by these tally sheets is also instructive and may influence the compensation committee’s decisions, including as to compensation “mix” for a given executive (for example, if an executive, such as our chief executive officer, is already substantially invested in the Company’s stock). The compensation committee also utilizes summary compensation tables prepared by senior management to assess internal pay equity. Similar to tally sheets, however, this summary information is used to facilitate the compensation committee’s understanding of relative pay levels among executives and is not determinative of final compensation. To the extent, for a given executive, the tally sheets or summary compensation table indicate a significant disparity as compared to his or her pay grade based on title and responsibility, the compensation committee will consult with our chief executive officer to confirm this disparity does not conflict with our compensation philosophies and objectives or otherwise present a material internal issue from a retention or fairness standpoint.
              Consistent with our flexible compensation philosophy, the compensation committee may also consider, among other factors:
•	the executive’s individual performance during the year;

•	his or her projected role and responsibilities for the coming year;

•	his or her actual and potential impact on the successful execution of Company strategy;

•	recommendations from our chief executive officer and compensation consultants;

•	an officer’s prior compensation, experience, and professional status;

•	internal pay equity;

•	negotiations relating to an executive’s initial hiring, including compensation forfeited with a previous employer;

•	current equity holdings;

•	employment market conditions and compensation practices within our peer group; and

•	the vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent.
The weighting of these and other relevant factors is determined on a case-by-case basis for each executive.
              The views and recommendations of the chief executive officer with respect to the foregoing factors will typically be solicited by the compensation committee with respect to executive officer compensation (other than with respect to the chief executive officer) as part of the annual review process. The chief executive officer’s recommendations are considered by the compensation committee to be a significant, but not determinative, factor in the final compensation decisions. The compensation committee intends to make all final decisions regarding executive compensation in meetings without the interested executive officer present. Moreover, the compensation committee retains exclusive authority over the hiring of its compensation consultants and executive officer compensation decisions, and the compensation committee does not delegate the authority to make equity awards to any executive or other officer or employee.
2008 Named Executive Officer Compensation
              Our “named executive officers,” for purposes of proxy statement disclosure, for 2008 were Herbert A. Fritch, Chairman of the Board and Chief Executive Officer; Kevin M. McNamara, Executive Vice President and Chief Financial Officer; Gerald V. Coil, Executive Vice President and Chief Operating Officer; Scott C. Huebner, Senior Vice President and President – Texas HealthSpring; M. Shawn Morris, Senior Vice President and President – HealthSpring of Tennessee; Mark A. Tulloch, Senior Vice President – Managed Care Operations; and J. Gentry Barden, Senior Vice President, General Counsel, and Secretary. The compensation of our named executive officers for 2008 is summarized below under “Summary Compensation Table.”
              As described above, in establishing the 2008 executive compensation programs, the compensation committee utilized the services of its consultant, Hay Group. In 2007, Hay Group prepared a peer compensation analysis and made recommendations regarding executive compensation, including salaries, cash incentive bonuses, and long-term equity incentives, which analysis was updated in December 2008 at the request of the compensation committee. Peer companies were selected by Hay Group, with the compensation committee’s guidance and concurrence, from within the managed care (including Medicare and Medicaid) and healthcare services industries and based primarily on revenue (generally within a range of one-half to double the Company’s revenue). The peer group also included other, sometimes larger, healthcare services companies based in Nashville with whom we compete for executive talent.
              The peer group included in the 2007 analysis, which was the basis for making 2008 compensation decisions, was comprised of the following fourteen companies: Amerigroup Corporation, AmSurg Corp., Apria Healthcare Group Inc., Centene Corporation, Emergency Medical Services Corporation, Healthways, Inc., Lifepoint Hospitals, Inc., Magellan Health Services, Inc., MEDNAX, Inc. (formerly known as Pediatrix Medical Group, Inc.), Psychiatric Solutions, Inc., Sierra Health Services, Inc., United Surgical Partners International, Inc., Universal American Corporation, and WellCare Health Plans, Inc. (The updated peer group analysis in 2008 omitted (i) Sierra Health Services, Inc., which merged into another public company, (ii) United Surgical Partners International, Inc., which is no longer publicly traded, and (iii) WellCare Health Plans, Inc., which was not current in its SEC filings, and added Molina Healthcare, Inc., a Medicaid provider.) The analysis reviewed the competitive pay practices relevant to our program design using the then-most-recent publicly available proxy statement data of the peer companies. Hay Group also utilized published and proprietary executive compensation surveys. Specific executive position matches within the peer group were based on the degree of comparability of the positions’ roles and responsibilities. Management was also consulted in order to establish appropriate position comparables.
              The compensation committee considered the information from this peer compensation analysis, together with tally sheets and summary compensation tables prepared by management. Based on this information, and in light of the policies and programs described above under “—Overview of Executive Compensation Program” and the recommendations of our chief executive officer, the compensation committee made the following determinations regarding 2008 named executive officer compensation.
              Base Salary. The peer compensation analysis in 2007 indicated that Mr. Fritch’s base salary was lower than the peer group benchmark for base salary and Mr. Fritch’s annual salary was increased in April 2007 for the balance of 2007 from $550,000 to $800,000. As increased, Mr. Fritch’s annual salary was approximately $75,000 above the Hay Group’s peer group median reflected in the 2007 data. No additional increase was made in Mr. Fritch’s base salary for 2008. The results of the 2007 compensation survey also indicated that the then-current base salaries for our chief financial officer and chief operating officer were generally consistent with the peer group benchmarks and no increases were recommended or made for 2007. For 2008, based primarily on the recommendation of the chief executive officer, and considerations of internal pay equity, Mr. McNamara’s salary was increased from $375,000 to $400,000. With regard to the other named executives, compensation tables prepared by management and other available data did not indicate any significant, unexplained pay disparity among executive pay grades, taking into account the various executives’ relative performance, experience, and tenure in the job. The compensation committee determined that the 2008 salary levels of Messrs. Coil and Tulloch were, in general, appropriately competitive, reasonable, and reflective of their experience and anticipated contributions. For 2008, Messrs. Huebner’s, Morris’s, and Barden’s base salaries were increased (such increases ranging from 6% to 20%) based on added responsibilities.
              Annual Performance Bonus Opportunities.   The 2007 peer compensation analysis generally indicated that our target bonus amounts, after taking into account proposed salary increases, were market competitive and consistent with our compensation objectives for cash incentive bonuses. Similar to the analysis under base salary above, the compensation committee did not believe that information available to it suggested any internal pay inequity or other concerns in respect of the appropriateness of the then-current target bonus amounts for Messrs. Fritch (100% of base salary), McNamara (75%), Coil (75%), Huebner (50%), Morris (40%), Tulloch (40%), and Barden (50%).
              The annual performance cash bonus plan for 2008 provided for cash incentive bonuses targeted at the percentages of base salaries discussed above, none of which targeted percentages changed for any named executive officer from 2007 levels. Bonus payouts were conditioned on the executive’s satisfactory job performance and the Company’s achievement of financial results determined by the compensation committee at the beginning of the year by reference to the 2008 earnings per share, or EPS, guidance range of $1.75 to $1.90, as publicly announced to the investment community in January 2008. The EPS goals were targeted on a sliding scale that allowed for possible payouts of 50% to 200% of the target bonus amount based on actual 2008 EPS results, except for Messrs. Huebner and Morris, whose bonus targets were 50% based on 2008 EPS and 50% based on the Texas and Tennessee plans’ performance compared to budgeted EBITDA. As structured by the compensation committee, no bonus pursuant to the 2008 bonus plan would be payable for 2008 EPS below $1.75 and the maximum 200% of target payout would be payable at a 2008 EPS level at and above $2.05. The compensation committee believed that setting the high end of the range of expected cash bonus payments for 2008 at 200% of target was appropriate in light of the fact that no performance-based cash bonuses were paid for 2007 as a result of the Company’s failure to achieve minimum 2007 EPS targets, and the fact that the top three named executive officers, namely Messrs. Fritch, McNamara, and Coil, received no cash bonuses for 2007. Moreover, the 2008 EPS level of $2.05, at which level the 200% payment target was achievable, was approximately $0.15 per share, or 8%, above the high end of the EPS guidance range ($1.75 - $1.90) given to the investment community when the target was established and represented an increase of over 35%, as compared to 2007 reported EPS.
              For 2008, the Company reported EPS of $2.12, which exceeded the $2.05 EPS target and resulted in a payment of 200% of the target bonuses for Messrs. Fritch (200% of base salary), McNamara (150%), Coil (150%), and Barden (100%). Mr. Tulloch’s cash bonus payment was $125,000 (50% of base salary), which was recommended by the chief executive officer and was less than what the bonus plan payment formula would have yielded, primarily because of the disappointing performance of the Company’s Part D operations, which were under his supervision. The bonus plan payouts of Messrs. Huebner (75% of base salary) and Morris (60% of base salary), which were based 50% on corporate performance and 50% on business unit performance, received 200% credit for corporate performance and 100% credit for business unit performance against their targeted payments. All such amounts paid with respect to 2008 are set forth in the summary compensation table under the column entitled “Non-Equity Incentive Plan Compensation.”
              Long-Term Equity Incentives.   The committee also approved in early 2008, as part of the implementation of the annual equity grant program, awards of long-term equity incentives to executive officers other than Messrs. Fritch and McNamara. The equity grants that would have otherwise been considered by the committee for award to Messrs. Fritch and McNamara were, at their request, redistributed to other members of management. The committee felt this was appropriate in light of the Company’s disappointing financial performance in 2007 as well as the significant existing stock ownership by each of Messrs. Fritch and McNamara. The other executive officers received equity awards valued at between 30% and 50% of their 2008 total compensation opportunities, with the ratio of options to restricted stock at 75%/25% or higher.
2009 Named Executive Officer Compensation
              Our policies and objectives for 2009 executive compensation are substantially similar to those for 2008, except for changes in philosophy relating to the annual cash bonus program for certain of our executives described in more detail below. As with 2008 and 2007, the principal tools we used in establishing executive officer compensation generally and chief executive officer compensation particularly were tally sheets and summary compensation tables updated by management, peer group compensation survey data updated by Hay Group in December 2008, and recommendations of the chief executive officer (other than with respect to his compensation), president, chief operating officer, and chief financial officer.

              Effective November 1, 2008, Michael G. Mirt was appointed our President. In connection with that appointment, and as a result of negotiations between Mr. Mirt and Company representatives, Mr. Mirt agreed to an annual base salary of $450,000 and, beginning with the 2009 performance bonus plan, would be eligible for an annual cash bonus targeted at 75% of his base salary. In connection with his hiring, Mr. Mirt received a signing bonus of $250,000, and an option to purchase 175,000 shares of Company common stock, vesting ratably over four years.
              The annual base salaries of our named executive officers for 2009 remained the same as 2008, except for Messrs. Morris, Tulloch, and Barden, whose annual salaries were increased by $35,000 (14% increase), $25,000 (10%), and $35,000 (14%), respectively, to reflect added responsibilities. Similarly, the target bonus percentages for each of the executive officers are substantially similar in 2009 to the 2008 targeted percentages, except that Messrs. Morris’s and Tulloch’s target bonus percentages were increased from 40% to 50%.
              Performance Bonus Plan for CEO and President. The compensation committee adopted the 2009 performance cash bonus plan in March 2009 and, similar to 2008, established incentive bonus target payouts based on the 2009 EPS guidance range of $2.00 to $2.20 that was publicly announced to the investment community in February 2009. In contrast to 2008, the 2009 performance cash bonus plan and the bonus payout formulas will apply only to the Company’s chief executive officer and our president. As in 2008, the EPS goals are targeted on a sliding scale and allow for payouts ranging from 50% to 200% of the target bonus amount based on actual 2009 EPS. No bonus pursuant to this plan will be payable for EPS below $2.00 and the maximum 200% percentage payout will be at a 2009 EPS level above $2.20, the high end of the announced guidance range. The committee is authorized to make adjustments to reported 2009 EPS for unusual or nonrecurring events.
              Bonus Plan for Other NEOs. Our other executive officers’ 2009 cash bonuses will be based on Company-wide performance, specific plan performance (for Messrs. Huebner and Morris), and individual performance, as determined in the subjective discretion of, and as recommended to the committee for approval by, the chief executive officer or president, as applicable.
              The compensation committee also approved in early 2009 annual grants of long term incentive equity to most of the executive officers, including an award to the chief executive officer of an option to purchase 254,642 shares of common stock at an exercise price of $15.16 per share, and an award to the president of 10,000 shares of restricted stock. Other named executive officers received equity awards valued at between 0% and 30% of their total 2009 compensation opportunities with the ratio of options to restricted stock at 60%/40% or higher.
Change in Control; Termination Benefits
              We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. These benefits are also the product of a generally competitive recruiting environment within our industry and as a result of our location in Nashville, Tennessee, which is home to numerous public and private healthcare companies. We also believe that a change in control arrangement provides an executive job security that reduces the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders and discourages defections if faced with a hostile takeover attempt. Although we have not conducted a formal survey, we believe severance and change in control arrangements are common benefits offered by employers competing for similar executive talent.
              Although the compensation committee receives this information as part of its review of annual tallies of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation, as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The compensation committee generally evaluates these potential payouts in light of their reasonableness during negotiations with a new hire and periodically in light of competitive market conditions. The compensation committee believes the current severance arrangements are reasonable and appropriate and consistent with our compensation philosophies and objectives.
              We have entered into employment agreements with Messrs. Fritch, Coil, and McNamara. These agreements are further described below under “Employment Agreements.” These agreements generally provide for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause” or resigns for “good reason.” The same severance generally applies in the event the termination or resignation is in connection with or following a “change in control,” and these agreements do not provide for accelerated equity vesting or Internal Revenue Code (the “Code”) Section 280G or similar tax “gross-ups.” The employment agreements do not provide for severance in addition to accrued and unpaid salary or benefits in the event of retirement or termination as a result of death or disability. “Good reason” generally means decreases in compensation, certain demotions in responsibilities, or relocation requirements, while “cause” generally means conviction of a felony or a crime involving moral turpitude or the commission of any act or omission involving material dishonesty or fraud with respect to the Company, reporting to work under the influence or the use of illegal drugs, repeated conduct causing the Company substantial public disgrace or economic harm, the material and repeated failure to perform duties as reasonably directed by the board, or breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to the Company. Severance consisting of the executive’s then current base salary is paid in equal monthly installments for a period of twelve months following termination. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) generally continue for a period of twelve months following an executive’s termination to the extent permitted by the applicable plans and law. The employment agreements also provide that in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive’s termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts will be delayed until the date that is six months following such executive’s termination date.
              Although Messrs. Huebner, Morris, Tulloch, and Barden do not have written employment agreements with us, the Company adopted a severance policy in 2007 covering our executive officers, excluding our chief executive officer and others with employment agreements. This policy provides for severance of six months’ base salary upon the executive’s termination other than for cause, whether before or after a change in control. This policy was adopted to provide consistent and uniform treatment of our executives that do not have employment agreements with us.
              Substantially all of the currently outstanding unvested option awards to our executive officers generally vest in connection with a change in control only on a “double-trigger” basis as described above. Restrictions with respect to Mr. McNamara’s restricted stock purchased in 2005, Mr. Coil’s restricted stock granted in 2006 in connection with his hiring, and restricted stock purchased under the Management Stock Purchase Plan immediately lapse upon a change in control. Similarly, options awarded to Mr. Barden prior to our 2006 IPO immediately vest upon a change in control of the Company. Outstanding options and restricted share awards for our executive officers do not otherwise generally vest or become exercisable in connection with an executive’s termination. The outstanding options vest in full, however, in the event a named executive officer dies or becomes permanently disabled, or in the event the executive elects normal or early retirement. “Early retirement” means retirement, for purposes of the 2006 Plan with the express consent of the Company at or before the time of such retirement, from active employment with the Company prior to age 65, in accordance with any applicable early retirement policy of the Company then in effect. “Normal retirement” means retirement from active employment with the Company on or after age 65.
              Tables showing the potential payments and benefits under these employment and other agreements and policies upon the termination of our named executive officers or a change in control are provided below under “Potential Payments Upon Termination or Change in Control.”
              The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment and equity award agreements previously filed by the Company with the SEC.
Retirement Plans
              We match contributions by our named executive officers to our 401(k) plan up to the maximum amount permitted under the Code.
Management Stock Purchase Plan
              In 2008, the company’s stockholders adopted a Management Stock Purchase Plan, or MSPP. The MSPP was amended and restated for clarification purposes in December 2008. The primary purposes of the MSPP are to enable and encourage stock ownership and further align the interests of our senior officers and our stockholders. The MSPP allows certain identified officers (generally, those persons subject to the Stock Ownership Guidelines described below) to elect to receive, in lieu of a specified portion of his or her annual cash bonus, a number of restricted shares equal to the amount of such specified portion of the annual bonus divided by a dollar amount equal to 85% of the fair market value of a share on the date on which such restricted shares are granted. The restricted period for restricted shares granted under the MSPP is generally two years from the date of grant.
              Upon adoption of the MSPP by the stockholders on May 20, 2008, participants in the MSPP were given a special, one-time 30-day election period to defer up to 50% of their anticipated cash bonus (paid in early 2009 with respect to 2008 performance). In that regard, Messrs. Coil, Morris, Tulloch, and Barden elected to defer 50%, 33%, 35%, and 50%, respectively, of their cash bonuses into shares of restricted stock under the MSPP. Accordingly, cash bonus amounts deferred in early 2009 into shares of restricted stock under the MSPP were as follows: Mr. Coil: $300,000 for 23,281 shares; Mr. Morris: $49,500 for 3,841 shares; Mr. Tulloch: $43,750 for 3,395 shares; and Mr. Barden: $100,000 for 7,760 shares.

Perquisites and Other Benefits
              In 2007, we assessed our perquisite and benefits programs with the assistance of Hay Group. As a result of this analysis, the Company determined that its existing programs and policies effectively supported our compensation philosophies, and that our compensation-related benefits were competitive and appropriate for a company of our size. Accordingly, the Company determined that it would not change its current policy which does not generally allow for material perquisites that are not, in the compensation committee’s view, integrally and directly related to the executive’s duties. The Company does not maintain retirement, “top hat” or deferred compensation programs for executives other than participation in the Company’s 401(k) plan and the MSPP. Although we have no formal relocation policy for new executive hires, we will on occasion agree to reimbursement of certain relocation costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental, and life insurance programs. The Company also has a self-funded short-term disability policy for its executives and recently implemented the six-month executive severance policy described above. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by local laws with respect to employees of our subsidiaries.
Stock Ownership Guidelines
              The compensation committee believes that it should be the responsibility of officers of the Company to take actions designed to achieve long-term stockholder value. In furtherance of this goal and the board’s objective of adopting sound corporate governance policies, the Company expects each senior officer to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. In 2007, the compensation committee, at the recommendation of management and its compensation consultants, established specific ownership guidelines for certain of the Company’s officers (currently 22 persons). The current guidelines are generally as follows: (i) the Company’s chief executive officer is required to own and maintain stock with a current market value equal to five times his annual base salary; (ii) each executive officer is required to own and maintain stock with a current market value equal to three times his or her annual base salary; (iii) each plan president that is not also an executive officer of the Company is required to own and maintain stock with a current market value equal to two times his or her annual base salary; and (iv) certain other officers are required to own and maintain stock with a current market value equal to one times his or her annual base salary. Although each officer is encouraged to achieve his or her requisite ownership levels as quickly as possible, the compensation committee provided for a phase-in of the requirements over a period of five years from the date the applicable guidelines are effective for each officer or such relevant promotion thereafter. The compensation committee may allow waivers to these guidelines in certain limited instances where these guidelines would place a severe hardship on the officer or prevent compliance with a court order.
Accounting and Tax Matters
              We operate our compensation programs with the good faith intention of complying with Section 409A of the Code. Effective January 1, 2006, the Company began accounting for stock-based payments with respect to its long-term equity incentive award programs in accordance with the requirements of Statement of Financial Accounting Standards, or SFAS, 123(R).
              Given the three-year transitional rule under Section 162(m) of the Code, as a newly public company with respect to our 2006 Plan adopted prior to our IPO, any compensation deemed paid to a named officer when he or she exercises an outstanding option under the 2006 Plan granted prior to the end of the transition period with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, which will not be subject to the $1.0 million limitation under Section 162(m) of the Code. To the extent deemed appropriate by the compensation committee, we will generally attempt in good faith to structure our executive compensation programs to qualify as performance-based compensation that is not subject to the $1.0 million limitation under Section 162(m) of the Code. For example, we structured our cash bonus programs in 2007 and 2008 in a manner intended to qualify such plans under Section 162(m). Because the amount and mix of individual compensation are based on competitive and other considerations in addition to Company and individual performance in accordance with our flexible compensation philosophy, however, executive officer compensation that is not performance-based (as qualified under Section 162(m)) may exceed $1.0 million in a given year. Although it will consider the tax, accounting, and disclosure implications of its compensation decisions under the applicable rules and regulations, including SFAS 123(R) and Section 162(m), the compensation committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stockholders. Accordingly, we do not presently consider the tax, accounting, or disclosure consequences to be determining factors in the design of our executive compensation packages.

Pledges
              In accordance with our insider trading policy, the Company has permitted our executive officers to pledge their company stock holdings as collateral for loans. In addition, we have permitted our executive officers to enter into financial arrangements with third parties in order to hedge the value of their company stock holdings against price fluctuations and to monetize a portion of their holdings.
              Herbert A. Fritch, our Chairman and Chief Executive Officer has entered into two prepaid variable forward sale contracts with an unaffiliated third party buyer. The contracts obligate Mr. Fritch to deliver to the buyer up to 500,000 shares of our common stock (or, at Mr. Fritch’s election, an equivalent cash value based on the market price of our common stock at that time) on the settlement date of the contracts in December 2009 and January 2010. Until settlement of the contracts, Mr. Fritch retains all dividend and voting rights.
              Mr. Fritch has also granted a security interest in approximately 3.2 million shares of common stock directly owned by him to a financial institution as partial security for a line of credit of up to $19.0 million. Under the terms of the security agreement, the financial institution could sell all or a portion of the shares to cover amounts outstanding under the line of credit in the case of an event of default.
10b5-1 Trading Plans
              Herbert A. Fritch, our Chairman and Chief Executive Officer, and Kevin M. McNamara, our Executive Vice President and Chief Financial Officer, entered into Rule 10b5-1 trading plans on May 9, 2008. Mr. Fritch’s plan covers up to 1,000,000 shares of our common stock, 500,000 of which are the subject of the two prepaid variable forward sale contracts described above under “—Compensation Discussion and Analysis – Pledges.” Mr. Fritch’s plan also provided for sales of up to 500,000 additional shares of our common stock during the period that began August 18, 2008 and ends June 16, 2009, subject to minimum price per share limits. Of these 500,000 additional shares, 358,300 remain to be sold under Mr. Fritch’s trading plan as of April 9, 2009.
              Mr. McNamara’s plan covers up to 270,000 shares of common stock, which may be sold during the period that began June 16, 2008 and ends June 16, 2009, subject to minimum price per share limits. Of these 270,000 shares, 90,000 remain to be sold under Mr. McNamara’s trading plan as of April 9, 2009.
              Both plans were adopted during “open windows” as permitted by the Company’s insider trading policy. Executive officers may amend or enter into new trading plans during open windows in the future assuming they are not aware of any material non-public information concerning the Company at the time.
Compensation Committee Report On Executive Compensation
              The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.
Submitted by the Compensation
     Committee of the Board of Directors,
Martin S. Rash (Chair)
Robert Z. Hensley
Joseph P. Nolan

Summary Compensation Table
              As reflected in the Summary Compensation Table below and in the “Grants of Plan-Based Awards in 2008” table, the primary components of the Company’s actual 2008 executive compensation were cash compensation, consisting of base salary and cash bonus compensation, and equity incentive compensation, consisting of time-based vesting stock options and, for certain executives, restricted stock. Generally, cash bonus compensation for 2008 (reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation”) for named executive officers ranged from approximately 20% to 60% of total compensation, and the value of equity awards (reflected in the Summary Compensation Table under the columns titled “Stock Awards” and “Option Awards”), based on the financial statement reporting value for 2008 under SFAS 123(R), for named executive officers ranged from approximately 8% to 52% of the total direct compensation for 2008. For a more detailed discussion of each of these components and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “—Compensation Discussion and Analysis – Overview of Executive Compensation Program – Compensation Benchmarks, Mix, and Program Design.”
              The following table sets forth certain summary information for the year ended December 31, 2008 (and, in certain circumstances required by SEC rules, December 31, 2007 and 2006) with respect to the compensation awarded to, earned by, or paid to our chief executive officer, our chief financial officer, each of our five other most highly compensated executive officers. We refer to these seven executive officers in this proxy statement as the “named executive officers.”

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and				Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	Total ($)

Herbert A. Fritch	2008	800,000	-	-	221,783	1,600,000	8,050	2,629,833
Chief Executive Officer	2007	737,500	-	-	221,783	-	7,875	967,158
	2006	550,000	137,000	-	201,740	550,000	7,700	1,446,440

Kevin M. McNamara	2008	400,000	-	172,382	221,783	600,000	8,050	1,402,215
Executive Vice President and Chief	2007	375,000	-	172,382	221,783	-	7,875	777,040
Financial Officer	2006	375,000	93,750	172,382	201,740	281,250	7,700	1,131,822

Gerald V. Coil	2008	400,000	-	169,583	736,937	600,000	11,158	1,917,678
Executive Vice President and Chief	2007	392,564	-	168,652	582,585	-	49,113	1,192,913
Operating Officer

Scott C. Huebner	2008	300,000	-	8,187	628,220	225,000	8,050	1,169,457
Senior Vice President and President	2007	267,300	70,000	-	537,493	-	7,875	882,668
– Texas HealthSpring

M. Shawn Morris	2008	250,000	-	8,187	370,554	150,000	8,050	786,791
Senior Vice President and President	2007	210,000	100,000	-	343,925	-	7,875	661,800
– HealthSpring of Tennessee

Mark A. Tulloch	2008	250,000	-	8,187	348,572	125,000	8,050	739,810
Senior Vice President – Managed	2007	250,000	75,000		314,626	-	7,875	647,501
Care Operations

J. Gentry Barden	2008	250,000	-	8,187	213,941	250,000	8,050	730,178
Senior Vice President, General	2007	235,000	58,750	-	183,117	-	7,875	484,742
Counsel, and Secretary	2006	235,000	32,500	-	172,278	117,500	7,500	564,978

(1)	Includes amounts deferred under our 401(k) savings plan.
(2)
Represents discretionary payment of cash bonuses, separate from the pre-approved performance-based cash bonus plans. For 2006 and 2007, the amounts shown in this column reflect the discretionary portion paid to each executive in addition to or in lieu of amounts paid under the Company’s non-equity incentive plans.

(3)
The amounts shown in these columns represent the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, where applicable, in accordance with SFAS 123(R) (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions). Assumptions used in the calculation of these amounts for 2008 are described in Note 10 to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2009 (the “2008 Form 10-K”). The assumptions for 2007 and 2006 may be found in the Company’s audited financial statements for the years ended December 31, 2007 and 2006, included in the Company’s Annual Report on Form 10-K for such years.

(4)
The amounts shown in this column for 2008 reflect the non-discretionary portion of the annual cash-based bonus program earned by each of the executives pursuant to the Company’s 2008 management incentive plan. The 2008 amounts include deferrals under the HealthSpring Management Stock Purchase Plan. The amounts shown in this column for 2007 and 2006 reflect the non-discretionary portion of the annual cash-based performance bonus program earned by each of the named executive officers pursuant to the Company’s 2007 and 2006 management incentive plans. Amounts deferred into shares of restricted stock under the MSPP for each participant related to 2008 are as follows: Mr. Coil: $300,000 for 23,281 shares; Mr. Morris: $49,500 for 3,841 shares; Mr. Tulloch: $43,750 for 3,395 shares; and Mr. Barden: $100,000 for 7,760 shares.

(5)
All other compensation includes Company matching contributions to our 401(k) savings plan and, for Mr. Coil, reimbursement for moving and relocation expenses. All other compensation reflected in the table does not include the value of other personal benefits, if any, furnished by the Company or for which it reimburses the named executive officers, unless the value of such benefits in total exceeds $10,000.

Grants of Plan-Based Awards in 2008
              The following table summarizes grants of plan-based awards made to our named executive officers in 2008.

					All Other	All Other
					Stock	Option		Grant
		Estimated Future Payouts			Awards:	Awards:	Exercise	Date
		Under Non-Equity Incentive			Number of	Number of	or Base	Fair Value
		Plan Awards (1)			Shares of	Securities	Price of	of Stock
					Stocks or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($) (2)

Herbert A. Fritch	N/A	400,000	800,000	1,600,000		-	-	-
Kevin M. McNamara	N/A	150,000	300,000	600,000		-	-	-
Gerald V. Coil	N/A	150,000	300,000	600,000		-	-	-
	2/19/2008					100,000	19.50	712,844
Scott C. Huebner	N/A	75,000	150,000	225,000		-	-	-
	2/19/2008	-	-	-	1,939	17,252	19.50	160,790
M. Shawn Morris	N/A	50,000	100,000	150,000		-	-	-
	2/19/2008	-	-	-	1,939	17,252	19.50	160,790
Mark Tulloch	N/A	50,000	100,000	150,000		-	-	-
	2/19/2008	-	-	-	1,939	17,252	19.50	160.790
J. Gentry Barden	N/A	62,500	125,000	250,000		-	-	-
	2/19/2008	-	-	-	1,939	17,252	19.50	160,790

(1)
The amounts shown in these columns (except for Messrs. Huebner and Morris) reflect the threshold (50% of target bonus amount), target (100% of target bonus amount), and maximum (200% of target bonus amount) amounts (assuming threshold, target, and maximum performance under the 2008 management incentive plan was achieved) that each of the named executive officers could have earned for the year ended December 31, 2008, pursuant to the non-discretionary portion of the Company’s 2008 management incentive plan, which is discussed in further detail in “—Compensation Discussion and Analysis – 2008 Named Executive Officer Compensation.” The targets for Messrs. Huebner and Morris are tied 50% to the same company-wide financial performance targets as the other named executive officers and 50% to the financial performance of the Texas and Tennessee health plans, respectively. The amounts actually awarded to the named executive officers are reflected in “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts shown in this column represent the grant date fair value for financial statement reporting purposes in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements included in the 2008 Form 10-K.

Outstanding Equity Awards at 2008 Fiscal Year-End
              The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2008.

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or
	Underlying	Underlying			Units of	Market Value of
	Unexercised	Unexercised	Option	Option	Stock That	Shares or Units of
	Options -	Options -	Exercise	Expiration	Have Not	Stock That Have
Name	Exercisable (#)	Unexercisable (#)	Price ($) (1)	Date	Vested (#) (2)	Not Vested ($) (3)

Herbert A. Fritch	50,000	50,000	19.50	2/02/2016	-	-

Kevin M. McNamara	50,000	50,000	19.50	2/02/2016	41,667	832,070

Gerald V. Coil	125,000	125,000	20.35	12/29/2016	8,333	166,410
	-	100,000	19.50	2/19/2018	-	-

Scott C. Huebner	75,000	75,000	19.50	2/02/2016	1,939	38,722
	25,000	75,000	23.62	3/29/2017	-	-
	-	17,252	19.50	2/19/2018	-	-

M. Shawn Morris	37,500	12,500	19.50	2/02/2016	1,939	38,722
	25,000	75,000	20.35	1/01/2017	-	-
	-	17,252	19.50	2/19/2018	-	-

Mark A. Tulloch	75,000	75,000	18.61	7/31/2016	1,939	38,722
	-	17,252	19.50	2/19/2018	-	-

J. Gentry Barden	51,250	23,750	2.50	9/19/2015	1,939	38,722
	37,500	37,500	19.50	2/02/2016	-	-
	-	17,252	19.50	2/19/2018	-	-

(1)	The exercise price is the closing price of the common stock on the NYSE on the date of grant.
(2)
The restrictions relating to Mr. McNamara’s restricted shares lapse at a rate of 10,417 per month. The restrictions with respect to Mr. Coil’s shares lapse on January 1, 2009. The restrictions relating to Messrs. Huebner’s, Morris’s, Tulloch’s and Barden’s shares lapse with respect to 50% of the shares on February 19, 2010 and with respect to 25% of the shares on each of February 19, 2011 and 2012.

(3)	The market value of shares was calculated using the year-end closing price of $19.97 on December 31, 2008, as reported on the NYSE.

Option Exercises and Stock Vested in 2008
              The following table sets forth information regarding the vesting of restricted stock awards during the year ended December 31, 2008, for the named executive officers, as applicable. None of our named executive officers exercised options during 2008.

Stock Awards
Number
	of Shares	Value
	Acquired	Realized on
Name	on Vesting (#)	Vesting ($)

Herbert A. Fritch	-	-

Kevin M. McNamara	125,000	2,208,746 (1)

Gerald V. Coil	8,333	158,744 (2)

Scott C. Huebner	-	-

M. Shawn Morris	-	-

Mark A. Tulloch	-	-

J. Gentry Barden	-	-

(1)
The value realized upon the vesting of restricted shares shown in the table is calculated based upon the closing price of our common stock on the NYSE on the applicable monthly vesting dates (ranging from $14.49 to $21.76) minus Mr. McNamara’s original cost of $0.20 for such shares.

(2)	The value realized upon the vesting of restricted shares shown in the table for Mr. Coil is calculated upon the closing price of our common stock on the NYSE on the vesting date ($19.05).
Employment Agreements
              We have entered into employment agreements with each of Messrs. Fritch, McNamara, and Coil. The employment agreements provide for minimum annual base salaries and eligibility for an annual bonus (based on a percentage of each executive’s base salary) based on annual budgetary and other objectives determined by the board of directors or compensation committee, and each executive is entitled to any other benefits made available by us to other senior executives. Each executive’s employment will continue until his resignation with or without good reason, or his disability or death, or termination of employment with or without cause, and these agreements provide for severance benefits upon termination under certain circumstances. Messrs. Huebner, Morris, Tulloch, and Barden, none of whom have employment agreements, are covered by the Company’s executive severance policy.
              These agreements and the executive severance policy are described in more detail above under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” The potential payouts under these agreements or policies in connection with the termination of these executives is provided below under “—Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
              The following tables show the estimated amount of potential payments, as well as the estimated value of continuing benefits, assuming the named executive officer’s employment terminated effective December 31, 2008, and based on compensation and benefit levels in effect on December 31, 2008. Because of the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.

Herbert A. Fritch

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death

Cash Severance (1)	-	-	$800,000	-	-	$800,000	-	-
Accelerated Vesting of Options (2)(3)	-	$23,500	-	-	–	$23,500	$23,500	$23,500
Continuation of Insurance Benefits (4)	-	-	$8,606	-	-	$8,606	-	-

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.
(2)	Mr. Fritch’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. Fritch’s employment is terminated without cause.
(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2008 ($19.97 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options.

(4)
Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008, and the related premiums in effect on such date.

Kevin M. McNamara

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death

Cash Severance (1)	-	-	$400,000	-	-	$400,000	-	-
Accelerated Vesting of Options (2)(3)	-	$23,500	-	-	-	$23,500	$23,500	$23,500
Accelerated Vesting of Restricted Stock (3)	-	-	-	-	$832,070	-	-	-
Continuation of Insurance Benefits (4)	-	-	$12,207	-	-	$12,207	-	-

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.
(2)	Mr. McNamara’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. McNamara’s employment is terminated without cause.
(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2008 ($19.97 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2008, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company, regardless whether Mr. McNamara’s employment is terminated in connection therewith. The amount shown in the table is inclusive of the amount paid by Mr. McNamara for his restricted shares.

(4)
Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008, and the related premiums in effect on such date.

Gerald V. Coil

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	in Control	Disability	Death

Cash Severance (1)	$500,000	-	$500,000	-	-	$500,000	-	-
Accelerated Vesting of Options (2)(3)	-	$47,000	-	-	-	$47,000	$47,000	$47,000
Accelerated Vesting of Restricted Stock(3)	-	-		-	$166,410		-	-
Continuation of Insurance Benefits (4)			$12,765			$12,765

(1)
The cash severance entitlement is described under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” Mr. Coil’s severance arrangements have been recently amended to provide that if his employment is terminated on or before December 31, 2009 by him for any reason or by the Company without cause, he will be entitled to severance in an amount equal to one year’s base salary ($400,000) plus a cash payment of $100,000 on July 1, 2010.

(2)	Mr. Coil’s options accelerate and become immediately exercisable if within 12 months of a change in control Mr. Coil’s employment is terminated without cause.
(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2008 ($19.97 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2008, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company, regardless whether Mr. Coil’s employment is terminated in connection therewith.

(4)
Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008, and the related premiums in effect on such date.

Scott C. Huebner

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death

Cash Severance (1)	-	-	$150,000	-	-	$150,000	-	-
Accelerated Vesting of Options (2)(3)	-	$43,358	-	-	-	$43,358	$43,358	$43,358
Accelerated Vesting of Restricted Stock (2)(3)	-	-	-	-	-	$38,722	$38,722	$38,722
Continuation of Insurance Benefits (4)	-	-	$12,765	-	-	$12,765	-	-

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.
(2)
Mr. Huebner’s options accelerate and become immediately exercisable and his restricted stock immediately vests if within 12 months of a change in control Mr. Huebner’s employment is terminated without cause.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2008 ($19.97 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2008, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company.

(4)
Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008, and the related premiums in effect on such date.

M. Shawn Morris

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	in Control	Disability	Death

Cash Severance (1)	-	-	$125,000	-	-	$125,000	-	-
Accelerated Vesting of Options (2) (3)	-	$13,938	-	-	-	$13,938	$13,938	$13,938
Accelerated Vesting of Restricted Stock (2) (3)	-	-	-	-	-	$38,722	$38,722	$38,722
Continuation of Insurance Benefits (4)	-	-	$12,765	-	-	$12,765	-	-

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.
(2)
Mr. Morris’s options accelerate and become immediately exercisable and his restricted stock immediately vests if within 12 months of a change in control Mr. Morris’s employment is terminated without cause.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2008 ($19.97 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2008, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company.

(4)
Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008, and the related premiums in effect on such date.

Mark Tulloch

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change in
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	Control	Disability	Death

Cash Severance (1)	-	-	$125,000	-	-	$125,000	-	-
Accelerated Vesting of Options (2)(3)	-	$110,108	-	-	-	$110,108	$110,108	$110,108
Accelerated Vesting of Restricted Stock (2)(3)	-	-	-	-	-	$38,722	$38,722	$38,722
Continuation of Insurance Benefits (4)	-	-	$12,765	-	-	$12,765	-	-

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.
(2)
Mr. Tulloch’s options accelerate and become immediately exercisable and his restricted stock immediately vests if within 12 months of a change in control Mr. Huebner’s employment is terminated without cause.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2008 ($19.97 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2008, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company.

(4)
Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008, and the related premiums in effect on such date.

J. Gentry Barden

			Involuntary
			Termination			Termination
			Without Cause			Following a
Executive Benefits and	Voluntary		or Termination	For Cause	Change in	Change
Payments Upon Separation	Termination	Retirement	for Good Reason	Termination	Control	in Control	Disability	Death

Cash Severance (1)	-	-	$125,000	-	-	$125,000	-	-
Accelerated Vesting of Options (2)(3)	-	$25,733	-	-	$414,913	$440,646	$440,646	$440,646
Accelerated Vesting of Restricted Stock (2)(3)	-	-	-	-	-	$38,722	$38,722	$38,722
Continuation of Insurance Benefits (4)	-	-	$12,765	-	-	$12,765	-	-

(1)	The cash severance entitlement is described under “—Compensation Discussion and Analysis – Change in Control; Termination Benefits.” Severance payments are calculated by reference to base salary only.
(2)
The options granted to Mr. Barden in 2005 accelerate and become immediately exercisable upon a change of control, regardless whether Mr. Barden’s employment is terminated in connection therewith. All other options granted to Mr. Barden accelerate and become immediately exercisable and his restricted stock immediately vests if within 12 months of a change of control, Mr. Barden’s employment is terminated without cause.

(3)
Accelerated vesting of stock option amounts are calculated as the positive difference, if any, between the closing market price of our common stock on December 31, 2008 ($19.97 per share as reported on the NYSE), and the exercise price of in-the-money unvested stock options. The closing market price on December 31, 2008, is also used to calculate accelerated vesting of restricted stock amounts upon a change in control of the Company.

(4)
Reflects the actual cost of the medical and other insurance premiums the executive would be entitled to following the termination date. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008, and the related premiums in effect on such date.

Non-Employee Director Compensation
              The Company uses a combination of cash and stock-based incentive compensation to compensate the non-employee members of the board of directors for their efforts on behalf of the Company and its stockholders. Mr. Fritch, who is a director and an employee, receives no additional compensation for his services as a director. Dr. Mansukani, who became a part-time employee of the Company in November 2008, is treated as a non-employee director for compensation purposes. In determining non-employee director compensation, the Company evaluates the requirements for attracting and retaining qualified individuals, the time expended by the directors in fulfilling their duties, and the individual contributions of members who agree to serve on committees, including those willing to serve as chairpersons. The compensation policy for our non-employee directors was originally developed in connection with our IPO in February 2006 and designed to pay our directors fairly for work required for a company of our size, scope, and complexity, to be competitive within an appropriate peer group, and to incorporate an equity component to align our directors’ interests with the long-term interests of our stockholders. In 2007, the compensation committee asked Hay Group, our independent compensation consultants, to prepare an analysis of non-employee director compensation and to make recommendations to the board of directors. After consideration of Hay Group’s analysis and recommendations, the board adopted a policy in June 2007, which is still in effect, to provide compensation to our non-employee directors for their services as follows:
•
Annual cash retainers are $40,000 (per meeting fees were eliminated in 2007). In recognition of the additional efforts required by committee duties, the audit committee chair is paid an additional $20,000 annual retainer and each chair of the other standing committees receives an additional annual retainer of $12,500. Non-chair directors receive additional annual retainers of $12,500 and $7,500, respectively, for service on the audit committee or another standing committee of the board. Retainers are paid on a quarterly basis and pro rated for partial-year service.

•
Restricted stock awards, subject to one year vesting, are as follows: (i) upon initial election to the board, a director receives an amount of shares equal to $126,000 (increasing 5% annually) divided by the average trading price of the Company’s stock price for the ten trading days preceding the date of initial election; and (ii) where directorship continues following the annual meeting of stockholders, a director receives an amount of shares equal to $86,625 (increasing 5% annually) divided by the average trading price of the Company’s stock for the ten trading days preceding the date of the annual meeting. In lieu of receiving shares of restricted stock at the annual meeting, the non-employee director designated by GTCR receives cash, payable quarterly over the year, in an amount equal to the market value of the restricted stock that would otherwise have been issued to him at the annual meeting. If a director fails to attend 75% or more of the board and applicable committee meetings during the twelve-month period following the annual meeting, the restricted stock awards for that twelve-month period are forfeited.

•
Non-employee directors are reimbursed for reasonable expenses incurred to attend board and committee meetings and other Company-related business meetings if a board member’s presence is requested, as well as director education programs.

              Mr. Nolan, the designee of GTCR, passed his cash directors’ fees through to investment funds affiliated with GTCR, consistent with their internal governance and conflicts requirements. Similarly, the cash compensation Mr. Fried received for his services on the board of directors is paid directly to his law firm in accordance with such firm’s internal requirements. Messrs. Fried and Nolan continue to pass-through their cash fees in 2009.
2008 Director Compensation
              The following table summarizes the compensation paid with respect to the year ended December 31, 2008, to each of the Company’s non-employee directors and committee members who served in those capacities during any part of 2008:

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation
Name	($) (1)	($) (2)(3)	($)	Total ($)

Bruce M. Fried (4)	$60,000	$87,799	-	$147,799

Robert Z. Hensley	$67,500	$87,799	-	$155,299

Benjamin Leon, Jr.	$40,000	$148,654	-	$188,654

Sharad Mansukani, M.D.	$45,625	$103,341	-	$148,966

Russell K. Mayerfeld	$65,000	$87,799	-	$152,799

Joseph P. Nolan (5)	$55,000	-	$84,563	$139,563

Martin S. Rash	$60,000	$87,799	-	$147,799

(1)	Consists of annual and committee retainers and meeting fees as described above.
(2)
The amounts shown in this column represent the dollar amounts recognized with respect to restricted stock grants in 2007 and 2008 for financial statement reporting purposes for the year ended December 31, 2008. Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s 2008 Form 10-K.

(3)
The fair value of the individual restricted stock awards granted in 2008 as described above under “Non-Employee Director Compensation” was $86,759 for the annual grants to Messrs. Fried, Hensley, Leon, Mansukani, Mayerfeld, and Rash As of December 31, 2008, the aggregate number of unvested restricted shares outstanding for each of the Company’s outside directors, except for Joseph P. Nolan, was 4,855.

(4)	The cash compensation Mr. Fried received for his services on the board of directors was paid directly to his law firm in accordance with such firm’s internal requirements.
(5)
The cash compensation Mr. Nolan received for his services on the board of directors was paid directly to GTCR in accordance with the terms of GTCR’s internal requirements. All other compensation for Mr. Nolan consists of cash compensation, equal to the market value (payable pro-rata on a quarterly basis) of the restricted stock grants awarded in 2007 and 2008 to the other non-employee directors, which was also passed through to GTCR on a quarterly basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
              Except to the extent addressed by certain provisions of our code of business conduct and ethics, we do not have a separate written policy specific to related party transactions as generally defined in Item 404(a) of Regulation S-K under the federal securities regulations. Related parties of the Company for these purposes include our directors, executive officers, and certain of our stockholders, and immediate family members and certain affiliated entities of any of these three groups. Our code of business conduct and ethics generally prohibits outside financial interests that might conflict with the Company’s interests and requires all directors, executive officers, and employees who may have a potential or apparent conflict of interest to notify the Company’s corporate compliance officer. To help identify related party transactions, we also require our directors and executive officers to complete director and officer questionnaires each year listing any transactions with us in which the director, executive officer, or his or her immediate family members or affiliated entities have an interest.
              The board of directors is responsible for reviewing and approving all related party transactions and has established certain procedures relating to the approval of such transactions. The board generally delegates the decisions to approve or ratify related party transactions to the audit or nominating and corporate governance committees as it deems appropriate. Interested directors do not participate in the deliberations or decisions relating to the approval of related party transactions. We review all related party transactions for a potential conflict of interest and, in connection therewith, consider all information and facts available and deemed relevant to the board or applicable committee regarding the transaction. It is the policy of the Company that related party transactions be on terms not less favorable to the Company than it could obtain from unaffiliated third parties.
Transaction Involving Herbert A. Fritch
              In December 2007, Herbert A. Fritch, the Company’s Chairman of the Board of Directors and Chief Executive Officer, acquired a 15.8% membership interest in Predators Holdings, LLC (“Predators Holdings”), the owner of the Nashville Predators National Hockey League team. Mr. Fritch is also a member of the executive committee of Predators Holdings. In December 2007, Mr. Fritch also loaned Predators Holdings $2,000,000. In January 2009, Mr. Fritch arranged a letter of credit in the amount of $3,400,000 in favor of Predators Holdings, which is collateralized by, among other things, his shares of HealthSpring common stock. A subsidiary of Predators Holdings manages the Sommet Center where the hockey team plays its home games. The Company is a party to a suite license agreement with another subsidiary of Predators Holdings pursuant to which the Company leases a suite for Predators games and other functions. In 2008, the Company paid $135,000 under the license agreement for the use of the suite (including 16 tickets, but not food and beverage concessions), for Predators’ home games during the 2008-2009 hockey season.
Transactions Involving Benjamin Leon, Jr.
Stock Purchase Agreement
              On October 1, 2007, the Company completed the acquisition of all of the outstanding capital stock of LMC Health Plans pursuant to the terms of a Stock Purchase Agreement, dated as of August 9, 2007 (the “Stock Purchase Agreement”). Benjamin Leon, Jr., a director of the Company, owned, together with family members, substantially all of LMC Health Plans’ outstanding capital stock. Pursuant to the Stock Purchase Agreement, the Company acquired LMC Health Plans for $355.0 million in cash and 2,666,667 shares of the Company’s common stock, $.01 par value per share (the “Share Consideration”), which Share Consideration has been deposited in escrow and will be released to the former stockholders of LMC Health Plans if Leon Medical Centers, Inc. (“LMC”) completes the construction of two additional medical centers in accordance with the timetable set forth in the Stock Purchase Agreement. Payments under the Stock Purchase Agreement (including potential payments with respect to post-closing purchase price adjustments required under the Stock Purchase Agreement, as well as releases of the Share Consideration from escrow) to the following related persons are allocated in accordance with such related persons’ respective former ownership interests in LMC Health Plans, as follows: Benjamin Leon, Jr. — 58.253%; Silvia Leon (Mr. Leon’s wife) — 2.0%; Benjamin Leon, III (Mr. Leon’s son) — 9.999%; Lourdes Leon (Mr. Leon’s daughter) — 9.999%; Silvia Maury (Mr. Leon’s daughter) — 9.999%; Albert R. Maury (Mr. Leon’s son-in-law and spouse of Ms. Silvia Maury) — 6.0%; and Carlos Nuñez (Mr. Leon’s brother-in-law) — 1.5%. At December 31, 2008, the Company had current assets of $753,000 recorded on its consolidated balance sheets for amounts due from the sellers of LMC Health Plans under working capital settlement provisions included in the Stock Purchase Agreement. The Company also paid the sellers an aggregate of $10,504,263 in 2008 as post-closing adjustments to the purchase price under the Stock Purchase Agreement.
Medical Services Agreement
              On October 1, 2007, LMC Health Plans also entered into a Medical Services Agreement with LMC (the “Medical Services Agreement”) pursuant to which LMC provides or arranges for the provision of certain medical services to LMC Health Plans’ members. The Medical Services Agreement is for an initial term of approximately ten years with an additional five-year renewal term at LMC Health Plans’ option. Mr. Leon is the majority owner and chairman of the board of directors of LMC. Mr. Leon and other related persons currently own LMC and serve as officers and/or directors of LMC as follows: Benjamin Leon, Jr., Chairman — 67.098%; Silvia Leon (Mr. Leon’s wife), Senior Vice President and director — 2.0%; Benjamin Leon, III (Mr. Leon’s son), President and Chief Executive Officer, and director — 7.538%; Lourdes Leon (Mr. Leon’s daughter), Senior Vice President (Services) and director — 7.538%; Silvia Maury (Mr. Leon’s daughter), Vice President (Purchasing) and director — 7.538%; Albert R. Maury (Mr. Leon’s son-in-law and spouse of Ms. Silvia Maury), director — 7.538%; and Carlos Nuñez (Mr. Leon’s brother-in-law), Senior Vice President (Public Relations) and director — 0.75%. Distributions of net income, if any, by LMC are generally made by LMC to its owners in accordance with their respective percentage ownership.
              Payments by LMC Health Plans for medical services under the Medical Services Agreement are based on agreed upon rates, multiplied by the number of plan members as of the first day of each month. Payments for pharmaceuticals (other than injectables, which, in general, are provided by LMC Health Plans) under the Medical Services Agreement are 105% of the actual cost incurred by LMC and are payable either directly by LMC Health Plans or through pharmacy benefits managers. Payments made to LMC by LMC

Health Plans for medical services in 2008 were approximately $138.9 million. There is also a sharing arrangement with regard to LMC Health Plan’s annual medical loss ratio (“MLR”) whereby the parties share equally any surplus or deficit of up to 5% with regard to agreed-upon MLR benchmarks. The initial target for the annual MLR is 80.0%, which increases to 81.0% during the term of the agreement. At December 31, 2008, LMC Health Plans had accrued approximately $11.5 million for amounts due to LMC Health Plans from LMC under the MLR sharing arrangement. Payments made to LMC by LMC Health Plans under the Medical Services Agreement for medical services provided in the first quarter of 2009 were approximately $46.1 million.
              Under the Medical Services Agreement, LMC, either directly or through an affiliate of LMC or third party designees, manages certain advertising and other promotional activities with respect to LMC, in its capacity as a provider of medical services to LMC Health Plans’ members, and LMC Health Plans’ clinic model Medicare plan product offering in the operating areas that are the subject of the Medical Services Agreement. The Medical Services Agreement requires LMC Health Plans to reimburse LMC (or its affiliate or third party designees(s) through which it conducts such advertising and promotional activities) for costs and expenses incurred with respect to such advertising and promotional activities up to a maximum amount with respect to any twelve calendar month period during the term of the agreement. LMC Health Plans’ aggregate reimbursements to LMC in 2008 totaled approximately $3.2 million.
              Also, on October 1, 2007, LMC Health Plans entered into a Guaranty Agreement (the “Guaranty Agreement”) with the former stockholders of LMC Health Plans. Pursuant to the Guaranty Agreement, the sellers agreed to severally guarantee, subject to certain conditions and limitations, the payment by LMC of certain specified damages, not to exceed $100 million in the aggregate, incurred or suffered by LMC Health Plans in connection with certain specified breaches of the Medical Services Agreement by LMC. The liability of each of the following related persons under the Guaranty Agreement is limited to $100 million multiplied by the percentage hereinafter set forth following such person’s name: Benjamin Leon, Jr. — 58.253%; Silvia Leon — 2.0%; Benjamin Leon, III — 9.999%; Lourdes Leon — 9.999%; Silvia Maury — 9.999%; Albert R. Maury — 6.0%; and Carlos Nuñez — 1.5%.
Office Space Agreement
              On October 1, 2007, LMC Health Plans entered into an Office Space Agreement with LMC whereby LMC Health Plans is permitted to use certain space under lease by LMC. In lieu of reimbursing LMC for its portion of the leased space, LMC Health Plans paid the landlord directly. Such lease expense totaled $736,000 for the year ending December 31, 2008. The Office Space Agreement terminated on December 31, 2008.
Employment Agreement with Albert R. Maury
              On October 1, 2007, NewQuest Management of Florida, LLC (“NQM”), a wholly owned subsidiary of the Company, entered into an Employment Agreement with Albert R. Maury, Mr. Leon’s son-in-law and a director and owner of LMC, pursuant to which Mr. Maury serves as the president and co-chief executive officer of LMC Health Plans and NQM. Mr. Maury was paid $225,000 in base salary and a bonus of $67,500 by the Company under this agreement in 2008. In addition, in 2008 Mr. Maury received a grant of 1,939 shares of restricted stock and an option to purchase 17,252 shares of Company common stock under the 2006 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
              The following table sets forth information regarding the beneficial ownership of our common stock as of March 23, 2009, for:
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
              The percentages of shares outstanding provided in the tables are based on 57,463,345 shares of common stock outstanding as of March 23, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The address of each of our directors and executive officers listed below is c/o HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.

Name of Beneficial Owner	Number of Shares (1)	Percent

Named Executive Officers:

Herbert A. Fritch	5,220,491 (2)	9.1%
Kevin M. McNamara	438,187 (3)	*
Gerald V. Coil	166,003 (4)	*
Scott C. Huebner	206,564 (5)	*
M. Shawn Morris	98,263 (6)	*
Mark A. Tulloch	83,517 (7)	*
J. Gentry Barden	134,599 (8)	*

Directors:
Bruce M. Fried	15,648 (9)	*
Robert Z. Hensley	13,398 (10)	*
Benjamin Leon, Jr.	2,617,943 (11)	4.6%
Sharad Mansukani, M.D	16,257 (10)	*
Russell K. Mayerfeld	16,831 (10)	*
Joseph P. Nolan	45,313 (12)	*
Martin S. Rash	62,005 (10)	*

Executive officers and directors as a group (17 persons)	9,337,079 (13)	16.2%

Other 5% Stockholders:
Barclays Global Investors, N.A. 3,524,756 6.1%	3,261,647 (14)	5.7%

* Less than one percent.

(1)
Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of March 23, 2009) as follows: Mr. Fritch – 75,000 shares; Mr. McNamara – 75,000 shares; Mr. Coil – 125,000 shares; Mr. Huebner – 162,500 shares; Mr. Morris – 87,500 shares; Mr. Tulloch – 75,000 shares; Mr. Barden – 111,250 shares; Dr. Mansukani – 6,250 shares; and all directors and executive officers as a group – 760,000 shares.

(2)
Includes 471,777 shares held by certain trusts for the benefit of Mr. Fritch’s children and step-children, for which a third party serves as the trustee. Mr. Fritch disclaims beneficial ownership of, and any pecuniary interest in, these securities. Mr. Fritch has granted a security interest in 3,208,252 shares directly owned by him to a broker-dealer as security for a loan. 500,000 additional shares owned directly by him are subject to the terms of a prepaid variable forward contract. See “—Compensation Discussion and Analysis – Pledges” above for more information. On May 9, 2008, Mr. Fritch entered into a Rule 10b5-1 trading plan as further described above under “—Compensation Discussion and Analysis – 10b5-1 Trading Plans.”

(3)
Includes 6,072 shares held by certain trusts for the benefit of Mr. McNamara’s children, for which his brother is the trustee. Includes 20,834 shares of restricted stock, for which the restrictions have not lapsed. On May 9, 2008, Mr. McNamara entered into a Rule 10b5-1 trading plan as further described above under “—Compensation Discussion and Analysis – 10b5-1 Trading Plans.”

(4)	Includes 23,281 restricted shares purchased under the 2008 Management Stock Purchase Plan for which the restrictions have not lapsed.

(5)	Includes 5,122 restricted shares issued under the 2006 Equity Incentive Plan for which the restrictions have not lapsed.

(6)	Includes 5,122 restricted shares issued under the 2006 Equity Incentive Plan and 3,841 shares purchased under the 2008 Management Stock Purchase Plan for which the restrictions have not lapsed.

(7)	Includes 5,122 restricted shares issued under the 2006 Equity Incentive Plan and 3,395 shares purchased under the 2008 Management Stock Purchase Plan for which the restrictions have not lapsed.

(8)	Includes 5,122 restricted shares issued under the 2006 Equity Incentive Plan and 7,760 shares purchased under the 2008 Management Stock Purchase Plan for which the restrictions have not lapsed.

(9)	Includes 4,855 restricted shares issued under the 2006 Equity Incentive Plan for which restrictions have not lapsed and 500 shares owned by Mr. Fried’s spouse.

(10)	Includes 4,855 restricted shares issued under the 2006 Equity Incentive Plan for which restrictions have not lapsed.

(11)
Includes 4,855 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed, 1,553,414 shares received by Mr. Leon as partial consideration for his ownership interest in LMC Health Plans pursuant to the Stock Purchase Agreement, and 53,333 shares received by Mr. Leon’s spouse as partial consideration for her ownership interest in LMC Health Plans pursuant to the Stock Purchase Agreement. Also includes 999,920 shares received by Mr. Leon’s adult children, one of their spouses, and Mr. Leon’s brother-in-law as partial consideration for each of their ownership interests in LMC Health Plans pursuant to the Stock Purchase Agreement, of which Mr. Leon disclaims beneficial ownership. Shares received pursuant to the Stock Purchase Agreement are held in escrow as described above under “Certain Relationships and Related Transactions – Transactions Involving Benjamin Leon, Jr.”

(12)
Includes 2,500 shares held on behalf of GTCR Partners VIII, L.P., or GTCR Partners VIII. GTCR Golder Rauner II, L.L.C., or GTCR II, is the general partner of GTCR Partners VIII. GTCR II, through a six-person members committee (consisting of Mr. Nolan, Collin E. Roche, Philip A. Canfield, David A. Donnini, Edgar D. Jannotta, Jr. and Bruce V. Rauner) has voting and dispositive authority over the shares held by GTCR Partners VIII, and therefore beneficially owns such shares. Mr. Nolan has no pecuniary interest in such shares, except to the extent of his proportionate interest in GTCR Partners VIII.

(13)
Includes 131,765 restricted shares issued under the 2006 Equity Incentive Plan and 41,827 restricted shares purchased under the 2008 Management Stock Purchase Plan for which the restrictions have not lapsed. See footnotes 3 - 11.

(14)
Based on information provided by Barclays Global Investors, N.A. in a Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, N.A. has sole voting power with respect to 2,570,839 of these shares and sole dispositive power with respect to 3,261,647 of these shares. The address of Barclays Global Investors, N.A. is 400 Howard Street, San Francisco, California 94105.

EQUITY COMPENSATION PLAN INFORMATION
              The following table provides certain information as of December 31, 2008 with respect to our equity compensation plans:

	(a)	(b)	(c)
	Number of	Weighted-
	securities to be	average	Number of securities
	issued upon	exercise price	remaining for future
	exercise of	of outstanding	issuance under equity
	outstanding	options,	compensation plans
	options, warrants	warrants and	(excluding securities
	and rights	rights	reflected in column(a))

Equity compensation plans approved by security holders	3,928,221	$18.97	2,655,858
Equity compensation plans not approved by security holders	-	-	-
Total	3,928,221	$18.97	2,655,858
Franklin, Tennessee
April 9, 2009

HEALTHSPRING, INC. 9009 CAROTHERS PARKWAY SUITE 501 FRANKLIN, TN 37067 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to HealthSpring, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11474 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HEALTHSPRING, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote “FOR” Items number(s) of the nominee(s) on the line below. 1 and 2. Vote On Directors 0 0 0 1. Election of Class I Directors Nominees: 01) Bruce M. Fried 02) Herbert A. Fritch 03) Joseph P. Nolan Vote On Proposal For Against Abstain 2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 0 0 0 ending December 31, 2009. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of a Notice Regarding the Availability of Proxy Materials prior to the signing of this proxy. All of the proposals set forth hereon are more fully described in the Proxy Statement. Yes No Please indicate if you plan to attend this meeting. 0 0 Please mark, sign, date and return the Proxy in the enclosed envelope. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M11475 HEALTHSPRING, INC. 9009 Carothers Parkway, Suite 501 Franklin, Tennessee 37067 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEALTHSPRING, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned hereby appoints Herbert A. Fritch and J. Gentry Barden, or either of them, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of common stock of HealthSpring, Inc. (the “Company”) held of record by the undersigned as of March 23, 2009, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the executive offices of the Company on Tuesday, May 19, 2009, at 10:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof. The Board of Directors recommends a vote “FOR” the Board’s nominees and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Shares of common stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, and on other matters incident to the conduct of the Annual Meeting or properly presented at the discretion of the proxies. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting in the manner described in the Proxy Statement. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. (Continued and to be signed on the reverse side.)